Exhibit T3C

                               PRICING SUPPLEMENT
                           BANCO RIO DE LA PLATA S.A.

           (incorporated under the laws of the Republic of Argentina)

                 U.S.$[____] Step-Up Notes due December 15, 2009

   U.S.$[____] Floating Rate Mandatorily Exchangeable Notes due August 3, 2012

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     Both the Step-Up Notes and the Floating Rate Mandatorily Exchangeable Notes
(collectively, the "New Notes") and the Contingent Interest Coupon Certificate (each a "CICC"), which will be issued with the Step-Up Notes and detach automatically following issuance of the Step-Up Notes, will be issued under an existing medium-term note program registered with the Comision Nacional de Valores ("CNV") in Argentina pursuant to the Certificate No. 263 dated March 27, 2000 (the "Program") and pursuant to an indenture dated as of May 19, 2000 as amended by the First Supplemental Indenture, dated January 22, 2001 (the "Indenture"), among Banco Rio de la Plata (the "Bank"), The Bank of New York, as trustee, co-registrar and co- paying agent and Banque Internationale a Luxembourg S.A., as paying agent and transfer agent. This Pricing Supplement is in the form contemplated in the Indenture, with such modifications as are appropriate to describe certain terms and conditions of the New Notes. Terms not defined herein shall have the meanings ascribed thereto in the Indenture. The terms and conditions of the Notes set forth in the Indenture shall apply to the New Notes, except to the extent modified by this Pricing Supplement.

     The New Notes constitute obligaciones negociables under Argentine Law No. 23,576, as amended by Argentine Law No. 23,962 (the "Negotiable Obligations Law"), and are entitled to the benefits set forth therein and subject to the procedural requirements thereof. The New Notes are senior unsecured obligations and will rank pari passu with all other senior unsecured indebtedness of the Bank from time to time outstanding. Under Argentine law, depositors in the Bank have certain priority rights over all other unsecured creditors as described under "Terms and Conditions of the Notes -- Status of the Notes" in Exhibit A to the Indenture and as modified herein.

     The New Notes, including any Global Note, will be issued only in registered form without coupons. The New Notes offered and sold in reliance on Regulation S (the "Regulation S") under the U.S. Securities Act of 1933, as amended (the "Securities Act") pursuant to the Offer will be represented by one or more global notes (each, a "Regulation S Global Note"). Beneficial interests in a Regulation S Global Note may be held through Euroclear or Clearstream, or through organizations that are participants, and any resale or transfer of such interests to U.S. persons shall not be permitted unless such resale and transfer is made pursuant to Regulation S or pursuant to another exemption under the Securities Act. The New Notes offered and sold in reliance on Section 3(a)(9) under the Securities Act pursuant to a simultaneous offer in a transaction that is exempt from registration under the Securities Act (the "U.S. Concurrent Offer") will be represented by one or more global notes (each, a "U.S. Global Note"). The Regulation S Global Notes and the U.S. Global Notes (collectively, the "Global Notes") will be deposited with, or on behalf of, The Depository Trust Company, as Depositary ("DTC") and will be registered in the name of the nominee of the Depositary.

     Application will be made to list the New Notes on the Buenos Aires Stock Exchange.

The date of this Pricing Supplement is December 20, 2002.


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                  Issuance of the New Notes under the Indenture

Aggregate Principal
Amount to be delivered.........         Up to US$237,500,000 Step-Up Notes
                                        and/or Floating Rate Mandatorily
                                        Exchangeable Notes.

                      Terms Applicable to the Step-Up Notes

Maturity Date..................         December 15, 2009.

Principal Amortization
Schedule ......................         Eight semiannual  installments  equal to
                                        12.50% of the original principal amount
                                        commencing on June 15, 2006.

Interest.......................         The Step-Up  Notes will bear interest
                                        from December 15, 2002 at the rate of 3% per annum until December 15, 2005, and thereafter interest on the Step-Up Notes will increase 1% per annum up to a maximum interest rate of 6% per annum.

Interest Payments..............         Interest on the Step-Up Notes will be
                                        paid semiannually in arrears on June 15
                                        and December 15 of each year, commencing on June 15, 2003.

Minimum Denomination...........         US$1.00.

Contingent Interest
Coupon Certificates............         Each US$1.00 original principal amount
                                        of Step-Up  Notes will be issued with a
                                        CICC that will detach from the Step-Up
                                        Notes automatically following issuance
                                        without any action on the part of the
                                        holders thereof and will be able to be
                                        traded separately from the Step-Up
                                        Notes.  The CICCs will entitle the
                                        holders thereof to the possibility of a
                                        limited amount of additional interest in the form of a contingent cash payment from the Bank in accordance with a formula based on the Bank's earnings and net worth for each of the fiscal years 2003 through 2009. For a description of the formula and payment terms for the CICCs, see Exhibit A-2.

      Terms Applicable to the Floating Rate Mandatorily Exchangeable Notes

Maturity Date..................         August 3, 2012.

Principal Amortization
Schedule.......................         Eight annual payments of principal equal
                                        to 12.50% of the original principal
                                        amount commencing on August 3, 2005.

Interest.......................         Interest on the Floating Rate
                                        Mandatorily Exchangeable Notes will be deemed to accrue from August 5, 2002 on a floating rate basis which will be determined by applying to the minimum denomination (US$100) the interest rate applicable to U.S. dollar deposits for a six month term in the London Interbank
                                        Market ("LIBOR") at 11:00 a.m. London
                                        time on the second business day next
                                        preceding the commencement of each
                                        semiannual interest period and adjusted
                                        to a calendar year of 365 or 366 days,
                                        as applicable, with the adjusted
                                        interest rate for the first interest
                                        period ending February 3, 2003 being
                                        1.860% per annum.

Interest Payments..............         Interest on the Floating Rate
                                        Mandatorily Exchangeable Notes will be
                                        paid semiannually in arrears on February
                                        3 and August 3 of each year, commencing
                                        on February 3, 2003.

Minimum Denomination...........         US$100.

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Mandatory Redemption and
Exchange into BODEN............         The Floating Rate Mandatorily
                                        Exchangeable Notes will be subject to a
                                        mandatory redemption by the Bank and
                                        exchange of the entire amount of
                                        Floating Rate Mandatorily Exchangeable
                                        Notes for Bonos del Gobierno Nacional
                                        due August 3, 2012 ("BODEN"), a series
                                        of unsecured securities issued in 2002
                                        by the Republic of Argentina
                                        ("Argentina"), on a dollar-for-dollar
                                        basis as soon as practicable after the
                                        Bank is no longer subject to the current restrictions imposed by Banco Central de la Republica de Argentina (the "Central
                                        Bank") on the Bank's ability to transfer ownership of BODEN in an aggregate amount at least equal to the outstanding aggregate principal amount of the
                                        Floating Rate Mandatorily Exchangeable
                                        Notes. The Bank will have the right, in
                                        its sole discretion, to substitute the
                                        Floating Rate Mandatorily Exchangeable
                                        Notes for BODEN prior to the termination of the offer to exchange the US$250,000,000 8.75% Class IV Negotiable
                                        Obligations due December 15, 2003
                                        in the event a sufficient quantity of
                                        BODEN has been released prior to the
                                        issuance of the Floating Rate
                                        Mandatorily Exchangeable Notes.

                  Terms Applicable to the Step-Up Notes and the Floating Rate Mandatorily Exchangeable Notes

Date of Issuance...............         [______]

Ranking........................         The New Notes are senior unsecured
                                        obligations and will rank pari passu
                                        with all other senior unsecured
                                        indebtedness.

Subordination..................         In the event of our judicial
                                        liquidation, all depositors, regardless
                                        of the type, amount or currency of their deposits, whether made by individuals or corporations, will have a general and absolute priority right over all creditors (such as the holders of the New Notes), with the exception of certain labor creditors, those creditors secured with a pledge or mortgage, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by a pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation of our assets. In addition, depositors of any type of deposits have a special priority right over all other of our creditors, with the exception of certain labor creditors, to be paid out of (i) any of our funds which may be held by the Central Bank as reserves, (ii) any other of our funds existing as of the date our license is revoked, or (iii) any proceeds which may result from the mandatory transfer of certain of our assets as determined by the Central
                                        Bank. Payments are to be made in the
                                        following order of priority: (i)
                                        deposits made by individuals up to
                                        Ps.5,000 per person, or its equivalent
                                        in foreign currency, (ii) all deposits
                                        with maturities of more than 90 days,
                                        and (iii) all other deposits on a pro
                                        rata basis.

                                        Additionally, pursuant to section 53 of
                                        Argentine Law No. 21,526, as amended,
                                        the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors, depositors, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by pledge or mortgage.

Additional Payments............         All payments of principal and interest
                                        on the Step-Up Notes, the Floating Rate
                                        Mandatorily Exchangeable Notes and the
                                        CICC will be made without

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                                        withholding or deduction for, or on
                                        account of, any present of future
                                        taxes, duties, levies, contributions,
                                        withholdings or transfer expense of any
                                        nature in effect on the closing date or
                                        imposed or established in the future by
                                        or on behalf of Argentina or any
                                        authority in Argentina subject to
                                        certain exceptions.

Tax Redemption.................         The Step-Up Notes, the Floating Rate
                                        Mandatorily Exchangeable Notes and the
                                        CICC are redeemable at the Bank's option in whole at par plus accrued and unpaid interest in the event that the Bank becomes obligated to pay any additional payments in respect of, among other things, Argentine withholding taxes as a result of a change in Argentine tax law or regulation or in its interpretation after the Issue Date.

Trustee........................         The Bank of New York.

Form of New Notes..............         In registered form without coupons in
                                        the name of Cede & Co. as the nominee
                                        for DTC. The New Notes will be offered
                                        in separate and simultaneous offers in
                                        reliance on Regulation S under the
                                        Securities Act and in reliance on
                                        Section 3(a)(9) under the Securities
                                        Act.

Governing Law..................         Argentine Law No. 23,576, as amended,
                                        the Negotiable Obligations Law, governs
                                        the requirements for the Step-Up Notes
                                        and the Floating Rate Mandatorily
                                        Exchangeable Notes to qualify as
                                        obligaciones negociables thereunder,
                                        while such law, together with Argentine
                                        Law No. 19,550, as amended, and other
                                        applicable Argentine laws and
                                        regulations, govern the Bank's capacity
                                        and corporate authorizations to execute
                                        and deliver the Step-Up Notes and the
                                        Floating Rate Mandatorily Exchangeable
                                        Notes and the authorization of the CNV
                                        for the establishment of the Program and the public offering of the New Notes in Argentina. As to all other matters, the New Notes shall be governed by, and shall be construed in accordance with, the law of the State of New York, United
                                        States of America.

Listing........................         Application will be made to list the New
                                        Notes on the Buenos Aires Stock
                                        Exchange.

Identifying Codes..............         CUSIP:  ____
                                        ISIN:  _____
                                        Common Code:  _____

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



                TERMS AND CONDITIONS APPLICABLE TO THE NEW NOTES

     The terms and conditions set forth in the Indenture and the Terms and Conditions of the Notes in Exhibit A to the Indenture (the "Conditions") shall apply to the issuance of the New Notes as supplemented or amended, as the case may be, by the terms and conditions set forth below. Terms not defined herein shall have the same meaning assigned to them in the Indenture, unless otherwise defined. Any reference to sections are to sections of the Conditions, except where otherwise provided.

1.  General.  Section 1 is amended by inserting the paragraphs below.

     (a) The New Notes will be issued in an amount up to US$237,500,000 aggregate principal amount on [____], 2003. The Step-Up Notes will mature on December 15, 2009. The Floating Rate Mandatorily Exchangeable Notes will mature on August 3, 2012, the same date as the maturity of the BODEN into which the Floating Rate Mandatorily Exchangeable Notes shall be mandatorily redeemable and exchangeable, as described below.

     (b) BODEN are one of a series of U.S. dollar denominated debt securities that were issued by the Argentine Government to compensate financial institutions in Argentina for financial losses caused by the Argentine Government's compulsory conversion of credit and debt obligations and deposits denominated in any foreign currency into Argentine pesos at different exchange rates in January 2002 which resulted in short foreign currency positions at such financial institutions, known as pesification. The BODEN that will be deliverable under certain circumstances upon mandatory redemption and exchange of the Floating Rate Mandatorily Exchangeable Notes (as described below), were issued to the Bank in connection with the pesification of its assets and liabilities. Holders of the US$250,000,000 8.75% Class IV Negotiable Obligations due December 15, 2003 that elect to receive Floating Rate Mandatorily Exchangeable Notes should be aware that bonds issued by the Argentine Government have different terms and conditions and it is possible that in the future the Argentine Government may elect to treat the BODEN the same or differently than its treatment of other issuances of Argentine Government securities. For more information on the BODEN, see sections 4, 5, and 6 thereof.

     2. Form, Denomination and Registration. Section 2 is amended by deleting it in its entirety and substituting it with the paragraphs below.

     The New Notes, including any Global Note, will be issued only in registered form without coupons and in denominations of U.S.$1,000 or an integral multiple of $1,000 above such amount. No service charge will be made for any registration of transfer or exchange of New Notes, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The New Notes offered and sold in reliance of Regulation S under the Securities Act pursuant to the Offer will be represented by a Regulation S Global Note. Beneficial interests in a Regulation S Global Note may be held through Euroclear or Clearstream, or through organizations that are DTC participants and any resale or transfer of such interests to U.S. persons shall not be permitted unless such resale and transfer is made pursuant to Regulation S or pursuant to another exemption under the Securities Act.

     The New Notes offered and sold in reliance on Section 3(a)(9) under the Securities Act pursuant to the U.S. Concurrent Offer will be represented by one or more global notes. The Global Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the nominee of the Depositary.

     Upon receipt of Global Notes, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Existing Notes represented by such Global Notes to the accounts of institutions that have accounts with the Depositary or its nominee ("Participants"). Ownership of beneficial interests in Global Notes are limited to Participants or persons that may hold interests through Participants. Ownership of interests in such Global Notes are shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to Participants' interests) and such Participants (with respect to the owners of beneficial interests held through Participants in such Global Notes). The laws of some jurisdictions may require that certain purchasers of New Notes take physical delivery of such New Notes in definitive form. Consequently, any transfer of beneficial interests in Global Notes to such persons may require that such interests in Global Notes be exchanged for Certificated Notes (as defined below).

     Because the Depositary can only act on behalf of Participants, which in turn act on behalf of owners of beneficial interests held through such Participants and certain banks, the ability of a person having a beneficial interest in a Global

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Note to pledge or transfer such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may require that such interest in a Global Note be exchanged for Certificated Notes. Interests in a Global Note will be exchangeable for Certificated Notes as described below. Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global Note.

     So long as the Depositary, or its nominee, is the registered holder and owner of such Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related New Notes for all purposes of such Notes and for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have New Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Indenture or such Global Notes.

     Accordingly, each person owning a beneficial interest in Global Notes must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of New Notes under the Indenture or such Global Notes. The Bank understands that under existing industry practice, in the event it requests any action of Holders or an owner of a beneficial interest in Global Notes desires to take any action that the Depositary, as the holder of such Global Notes, is entitled to take, the Depositary would authorize the Participants to take such action, and that the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     All payments in respect of New Notes represented by a Global Note are made to the Depositary or its nominee, as the case may be, as the registered owner and holder of such Global Note and the Bank will be fully discharged by payment to DTC from any responsibility or liability in respect of each amount so paid. Upon receipt of any such payment in respect of a Global Note, DTC will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC.

     The Depositary has advised the Bank and the Trustee that its current practice is to immediately credit the accounts of the Participants with payments in respect of Global Notes on the date the same are payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in the applicable Global Notes as shown in the records of the Depositary. DTC's current practice is to credit such accounts with respect to such payments in same-day funds. Payments by Participants to owners of beneficial interests in Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with New Notes held for the accounts of customers registered in "street name," and will be the responsibility of such Participants. None of the Trustee, any Paying Agent or the Bank will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Note for any New Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its Participants or the relationship between such Participants and the owners of beneficial interests in such Global Notes held through such Participants.

     Unless and until it is exchanged in whole or in part for New Notes in definitive form, a Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or to a successor of the Depositary or its nominee.

     The Depositary has advised the Bank as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     The rules applicable to the Depositary and the Participants are on file with the Commission. The Depositary agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. Neither the Bank nor the Trustee will have any responsibility for the performance by the

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Depositary or its Participants or owners of beneficial interests held through
Participants of their respective obligations under the rules and procedures governing their operations.

     Owners of beneficial interests in Global Notes will be entitled, under limited circumstances, to receive physical delivery of certificated Notes ("Certificated Notes") in fully registered definitive form. The New Notes are not issuable in bearer form. Interests in a Global Note will be exchangeable or transferable, as the case may be, for Certificated Notes if (i) the Depositary notifies the Bank that it is unwilling or unable to continue as depositary for such Global Note, or the Depositary ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Bank within 90 days, (ii) the Bank, at its option, notifies the Trustee in writing that Global Notes shall be exchangeable for Certificated Notes, or (iii) an Event of Default has occurred and is continuing with respect to such New Notes. Upon the occurrence of any of the events described in the preceding sentence, the Bank will cause the appropriate Certificated Notes to be delivered. All Certificated Notes issued upon any exchange or registration of transfer of New Notes shall be valid obligations of the Bank evidencing the same debt and entitled to the same benefits as the Global Note.

     3. Transfer and Exchange. Section 3 is amended by deleting it in its entirety and substituting it with the paragraphs below.

     Transfers by a holder of a beneficial interest in a Global Note to a transferee who takes delivery of such interest through a Global Note will be made only in accordance with the applicable procedures of the Depositary (the "Applicable Procedures").

     Transfers between Participants will be effected in the ordinary way in accordance with the Applicable Procedures and will be settled in same-day funds.

     Certificated Notes may be exchanged or transferred in whole or in part for other Certificated Notes of any authorized denominations and of a like tenor and aggregate principal amount by surrendering such Certificated Notes at the office of the Registrar or Co-Registrar with a written instrument of transfer as provided in the Indenture.

     The costs and expenses of effecting any exchange or registration of transfer pursuant to the foregoing provisions, except for the expense of delivery by other than regular mail (if any) and except for the payment of a sum sufficient to cover any tax or other governmental charges or insurance charges that may be imposed in relation thereto, will be borne by the Bank.

     The Registrar and Co-Registrar will effect transfers of Global Notes and will effect exchanges and transfers of Certificated Notes. In addition, the Registrar and Co-Registrar will keep books (the "Note Register") for the ownership, exchange and transfer of any New Notes in definitive form.

     The Depositary has advised the Bank that it will take any action permitted to be taken by a Holder (including, without limitation, the presentation of New Notes for exchange as described above) only at the direction of one or more Participants to whose account with the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, the Depositary will exchange the Global Notes for Certificated Notes which it will distribute to its Participants.

     4. Status. Section 4 is amended by inserting the paragraphs below.

     Argentine Law No. 24,485, as amended, provides that in the event of the Bank's judicial liquidation or bankruptcy, all depositors, regardless of the type, amount or currency of their deposits, whether made by individuals or corporations, will have a general and absolute priority right over all other creditors (such as the holders of the New Notes), with exception of, among other things, credits granted under section 17, subsections (b), (c) and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by a pledge or mortgage, to be paid out of 100% of the proceeds of the liquidation of our assets. In addition, the depositors of any kind of deposits are entitled to special priority rights as compared to the rest of the creditors, except for those with labor claims, those secured by pledges or mortgages, credits granted under section 17, subsections (b), (c), and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on transitory illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund ("Fondo de Liquidez Bancaria") secured by pledge or

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mortgage, and credits to collect the receivables (i) from our funds held by the
Central Bank of Argentina as reserves; (ii) from our other funds existing as of the date on which the our license is revoked; or (iii) from any proceeds resulting from compulsory transfer of our assets as ruled by the Central Bank of Argentina according to the following priority: (a) deposits made by individuals of up to Ps.5,000 per person or the equivalent amount in foreign currency; (b) all deposits with maturities exceeding 90 days; (c) and all other deposits on a pro rata basis.

     Additionally, pursuant to Section 53 of Argentine Law No. 21,526, as amended, the claims of the Central Bank will have seniority over other creditors, except creditors secured by pledge or mortgage, certain labor creditors and depositors, credits granted under section 17, subsections (b), (c) and (f) of the Central Bank's Charter (rediscounts granted to financial institutions based on temporary illiquidity, overdrafts granted to financial institutions with collateral, collateral assignment, pledge or special allocation of certain assets) and credits granted by the Banking Liquidity Fund secured by a pledge or mortgage.

     The New Notes are not deposits guaranteed under the deposit insurance system established by Argentine Law No. 24,485, as amended. The New Notes have no special or general priority right of payment in case of the Bank's bankruptcy, liquidation or winding up, since provisions contained in section 49(d) and (e) of Argentine Law No. 21,526, as amended, are not applicable. In addition, the New Notes are not entitled to a lien on the Bank's assets nor are they secured by any other means or guaranteed by any other financial institution.

     BODEN are U.S. dollar denominated unsecured obligations of Argentina and rank pari passu with all of Argentina's other unsecured indebtedness. As of September 30, 2002, Argentina has reported to have in excess of US$130 billion in indebtedness, of which an estimated US$87 billion is held by external creditors and US$43 billion is held by Argentine creditors. There is no limit on the amount of indebtedness that Argentina may incur. The Bank does not in any way guarantee, nor does its credit back, the obligations of Argentina in respect of BODEN. As a result of the current economic conditions in Argentina, the ability of Argentina to make timely payments of interest and principal on BODEN when due is uncertain.

     5. Interest. Section 5 is amended by inserting the paragraphs below.

     (a) The Step-Up Notes will bear interest at 3% per annum until December 15, 2005, and thereafter interest on the Step-Up Notes will increase 1% per annum up to a maximum interest rate of 6% per annum, payable semiannually in arrears on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing June 15, 2003, to the person in whose name the Step-Up Note is registered at the close of business 15 calendar days prior to the relevant interest payment date (whether or not a Business Day (each a "Regular Record Date"), as the case may be, immediately preceding such interest payment date; provided, however, that if the Bank at any time defaults in the payment of principal or interest in respect of the Step-Up Notes, the Bank shall pay interest on the amount in default from the date of such default until the date of payment at a rate equal to 2% per annum in addition to the then applicable interest rate (the "Default Rate"). Interest on the Step-Up Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the number of days actually elapsed.

    (b) The Floating Rate Mandatorily Exchangeable Notes will bear interest from August 5, 2002 on a floating rate basis which will be determined by applying to the minimum denomination (US$100) the interest rate applicable to U.S. dollar deposits for a six month term in the London Interbank Market ("LIBOR") at 11:00 a.m. London time on the second business day next preceding the commencement of each semiannual interest period and adjusted to a calendar year of 365 or 366 days, as applicable, with the adjusted interest rate for the first interest period ending February 3, 2003 being 1.860% per annum. The interest is calculated as from and including the first day of interest accrual up to and excluding the last day of the relevant interest period. In case an interest payment date shall occur on a day that is not a business day in Buenos Aires, Argentina, New York or London, payment of interest shall be made on the next business day, provided that, in such case, the interest shall be calculated until effective payment of interest is made. The next interest period shall commence on such effective interest payment date. Interest will be calculated on the basis of a year of 365 or 366 days, as applicable, and the number of days actually elapsed. Under the Indenture, The Bank of New York acts as calculation agent for purposes of determining the LIBOR interest due at any time in respect of the Floating Rate Mandatorily Exchangeable Notes.

     6. Contingent Interest Coupon Certificate.

     The CICCs are being issued in connection with the issuance by the Bank of the Step-Up Notes under and pursuant to the Indenture. Each US$1.00 original principal amount of Step-Up Notes (but not the Floating Rate Mandatorily Exchangeable Notes) will be issued with a CICC that will be able to be traded separately from the Step-Up Notes. The

CICCs are being issued as part of the Step-Up Notes as additional contingent interest and will detach from the Step-Up Notes automatically following issuance of the Step-Up Notes without any action on the part of the holders thereof. The CICCs will represent only a contingent right of the holder to receive a cash payment in U.S. dollars determined in accordance with the formula set forth in Exhibit A-2 that is based on the Bank's yearly earnings and net worth for each of the fiscal years 2003 through and including 2009, subject to satisfaction of specified conditions. The Bank's obligation under the CICCs will not have any principal, fixed or certain amount and the claim of the holders of the CICCs will constitute an unsecured unsubordinated contingent claim against the Bank for amounts, if any, payable to the CICC holders as such amounts accrue under the terms of the formula described herein. The CICCs will have no covenants or events of default or rights of acceleration associated therewith other than the obligation to make the specific payment, if any, if provided the conditions to such payment are satisfied.

     To the extent the Step-Up Notes have been redeemed, terminated or cancelled, the Trustee will continue to act as the Trustee with respect to the performance of its obligations under the CICC, including making payments in accordance with the terms of the CICC, as described in the attached form of CICC.

     7. Redemption and Purchase Provisions. Section 7 is amended by inserting the paragraphs below.

     (a) Mandatory Redemption and Exchange into BODEN. The Floating Rate Mandatorily Exchangeable Notes will be subject to mandatory redemption by the Bank and exchanged for BODEN on a dollar-for-dollar basis as soon as the restrictions imposed by the Central Bank on the Bank's ability to transfer ownership of the BODEN shall have been released on BODEN credited to the Bank's account in 2002 in connection with the pesification of the Bank's assets and liabilities.

     The Bank shall be obligated to use commercially reasonable efforts to obtain the release of the restrictions imposed by the Central Bank on the ability to transfer ownership of the BODEN and to communicate to the Trustee when the restrictions shall have been released from an aggregate amount of BODEN equal to the then aggregate outstanding amount of the Floating Rate Mandatorily Exchangeable Notes. It is expected that upon receipt of such notice, the Trustee will commence the process of informing holders of the Floating Rate Mandatorily Exchangeable Notes of the date of the mandatory redemption and exchange and thereafter to effect the mandatory redemption and exchange without the need of any action by the holders of the Floating Rate Mandatorily Exchangeable Notes. At the time of the mandatory redemption and exchange, holders will be furnished with BODEN in an aggregate principal amount equal to the amount of the Floating Rate Mandatorily Exchangeable Notes held by them, together with accrued but unpaid interest on the BODEN at the rate stated to be paid thereon (which may differ from the stated rate on the Floating Rate Mandatorily Exchangeable Notes) from the immediately preceding interest payment date to the date of any such mandatory redemption and exchange in satisfaction of all of the rights of the holders of the Floating Rate Mandatorily Exchangeable Notes to principal, accrued but unpaid interest and other amounts on the Floating Rate Mandatorily Exchangeable Notes held by, or for the benefit of, such holder of Floating Rate Mandatorily Exchangeable Notes.

     No BODEN will be furnished to the holders of the Floating Rate Mandatorily Exchangeable Notes until the restrictions on the Bank's ability to transfer ownership of a sufficient quantity of BODEN have been released so that all holders of Floating Rate Mandatorily Exchangeable Notes may be furnished with their allocable portion of BODEN. In the event that Argentina has defaulted on the BODEN prior to the date scheduled for the mandatory redemption and exchange, or publicly indicated an intention to do so, the redemption and the exchange will not proceed as aforesaid and the holders of the Floating Rate Mandatorily Exchangeable Notes will not be furnished with BODEN and will retain the Floating Rate Mandatorily Exchangeable Notes and all rights related thereto. Floating Rate Mandatorily Exchangeable Notes that are the subject of the mandatory redemption and exchange will be cancelled. BODEN furnished to the holders of the Floating Rate Mandatorily Exchangeable Notes will not be held by the Trustee or in the manner in which the Floating Rate Mandatorily Exchangeable Notes are held and will instead be held directly by the holders of the Floating Rate Mandatorily Exchangeable Notes.

     8. Financial Statements. Section 10(b) is amended by substituting it with the paragraph below.

     The Bank will furnish or cause to be furnished to the Trustee, (i) as soon as available but in any event not later than 120 days after the close of each of its fiscal years, a complete copy of its report in English (an "Annual Report") unless a later date is prescribed by the Central Bank and its regulators, in which case it will be as of such later date, and (ii) as soon as available and in any event no later than 90 days unless a later date is prescribed by the Central Bank and its regulators, in which case it will be as of such later date, after the end of each of its first three quarters of each of its fiscal years, a complete copy of its report in English (a "Quarterly Report") unless a later date is prescribed by the Central Bank and its regulators, in which case it will be as of such later date, and such Annual Report and Quarterly Report shall include a balance sheet, statement of income, statement of changes in stockholders' equity and statement of cash flows for such fiscal year or quarter, as the case may be, and which, in the case of the Annual Report, will be audited by and accompanied by a report of an independent certified public accountant selected by the Bank and, in the case of each Quarterly Report, will be subject to limited review by an independent certified public accountant selected by the Bank.

     9. Mergers, Consolidations, Sales and Leases. Section 10(f) is amended by substituting it with the paragraph below.

     The Bank will not, and will not permit any of its Subsidiaries to, merge, consolidate or amalgamate with or into, or convey, transfer or lease its Properties and assets substantially as an entirety to, any Person, unless immediately after giving effect to such transaction (i) no Event of Default shall have occurred and be continuing, (ii) any corporation formed by any such merger, consolidation or amalgamation with the Bank or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Bank substantially as an entirety (a "successor corporation") shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest (including Additional Amounts, if any) on all the New Notes according to their terms, and the due and punctual performance of all of the covenants and obligations of the Bank under the New Notes as specified in the Indenture and
(iii) the Bank's successor corporation (except in the case of leases), if any, succeeds to and becomes substituted for the Bank with the same effect as if it had been named in the New Notes as the issuer thereof.

     10. Events of Default. Section 11 is amended by deleting (v) and substituting it with the paragraph below:

          (v) the Bank or any of its Subsidiaries shall (A) default in the payment of the principal of, premium or prepayment charge (if any) or interest on, any note, bond, coupon or other instrument evidencing Indebtedness for money borrowed or raised in an amount of US$20 million or more, other than the US$250,000,000 8.75% Class IV Negotiable Obligations due December 15, 2003, issued, assumed or guaranteed by the Bank, when and as the same shall become due and payable, if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been effectively extended; provided, however, that in the case of any such Indebtedness constituting interbank loans of up to seven days, any such default must continue for a minimum of 15 days beyond the time payment thereof was originally due before the default in the payment of any amount in respect thereof shall constitute an Event of Default hereunder, or (B) default in the observance of any other terms and conditions relating to any such Indebtedness for money borrowed or raised, if the effect of such default is to cause such Indebtedness to become due prior to its stated maturity.

     11. Currency Indemnity. Section 20 is amended by deleting it in its entirety and substituting it with the paragraph below.

     The dollar is the sole currency of account and payment for all sums payable by the Bank under or in connection with the New Notes, including damages, if any. Any amount received or recovered in currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in our winding up or dissolution or otherwise) by any holder of New Notes in respect of any sum expressed to be due to it from the Bank shall only constitute the Bank's discharge to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any New Note, the Bank shall indemnify such recipient against any loss sustained by it as a result. In any event, the Bank shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder of the New Note to certify in satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Bank's other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of the New Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any New Note or any other judgment or order.

     12. Other.

     The Bank may make tender offers, exchange offers or other offers relating to the purchase of the Step-Up and/or Floating Rate Mandatorily Exchangeable Notes to some but not other holders, including if extending such offer to holders residing in any particular jurisdiction would impose substantial burdens on the Bank.

                                                                     EXHIBIT A-1

             FORM OF STEP-UP NOTES [REGULATION S] [U.S.] GLOBAL NOTE

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. ("CEDE") OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE, EXCEPT THAT TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE MAY BE MADE IN ACCORDANCE WITH SECTION 3 OF THE PRICING SUPPLEMENT REFERRED TO IN THIS GLOBAL NOTE.

THIS NOTE IS NOT ENTITLED TO A LIEN ON THE ASSETS OF THE ISSUER ("GARANTIA FLOTANTE" OR "ESPECIAL", AS DEFINED UNDER ARGENTINE LAW) NOR IS IT SECURED BY ANY OTHER MEANS OR GUARANTEED BY ANY OTHER FINANCIAL INSTITUTION. FURTHERMORE, THIS NOTE HAS NO SPECIAL OR GENERAL PRIORITY RIGHT OF PAYMENT IN CASE OF THE BANKRUPTCY, LIQUIDATION OR WINDING UP OF THE ISSUER, SINCE THE PROVISIONS OF
SECTION 49(D) AND (E) OF ARGENTINE LAW NO. 21,526, AS AMENDED, ARE NOT
APPLICABLE.

CUSIP No.[________]
ISIN No. [________]


                           BANCO RIO DE LA PLATA S.A.,

a bank with limited liability located in the city of Buenos Aires, Argentina, incorporated under the laws of the Republic of Argentina on June 20, 1908, with a term of duration expiring on July 31, 2008 and registered with the Public Registry of Commerce on May 14, 1968 under number 1215, Page (folio) 64, Book 66, Volume A of National By-laws, having its domicile at Bartolome Mitre 480,
(1036) Buenos Aires, Argentina.

                 US$ 1,000,000,000 EURO MEDIUM TERM NOTE PROGRAM

                        [REGULATION S] [U.S.] GLOBAL NOTE

Representing:

Series Title:           Step-Up Notes due December 15, 2009
Principal Amount:       US$_____
Issue Price:            100% of Principal Amount
Interest Rate:          3% per annum until December 15, 2005, and
                        thereafter, an increase of 1% per annum up to a
                        maximum of 6% per annum as set forth in the
                        applicable Pricing Supplement
Issue Date:             [_____]
Maturity Date:          December 15, 2009

     BANCO RIO DE LA PLATA S.A. (the "Issuer") for value received, hereby promises to pay to CEDE & CO., as nominee for The Depository Trust Company or its registered assigns, upon surrender hereof on the date or dates specified in the Conditions (as defined below), unless earlier redeemed in accordance with the terms hereof, the principal amount of this [Regulation S] [U.S.] Global Note stated above, and to pay interest, if any, in arrears on the outstanding principal amount of this [Regulation S] [U.S.] Global Note at the rate and on the dates specified below and in the applicable Pricing Supplement, dated ___, 2002, relating to the B Notes (the "Pricing Supplement") attached hereto.

     This [Regulation S] [U.S.] Global Note is issued under an existing medium-term note program registered with the Comision Nacional de Valores ("CNV") in Argentina pursuant to the Certificate No. 263 dated March 27, 2000 (the "Program") and pursuant to an indenture dated as of May 19, 2000 as amended by the First Supplemental Indenture, dated January 22, 2001 (the "Indenture) among the Issuer, The Bank of New York, as trustee, co-registrar and co-paying agent and Banque Internationale a Luxembourg S.A., as paying agent and transfer agent, along with the terms and conditions of this Note in the Indenture (the "Conditions"), as supplemented or amended by the Pricing Supplement. The Conditions are incorporated herein by reference and shall be a part of this [Regulation S] [U.S.] Global Note as though set forth in full herein. Terms not otherwise defined herein shall have the meanings ascribed thereto in the Indenture, including the Conditions and the Pricing Supplement, unless the context otherwise requires. In the event of any conflict between the provisions stated herein and the terms and conditions set forth in the attached Pricing Supplement, the terms and conditions in the Pricing Supplement will prevail.

     Interest in respect of this Note, if any, shall accrue from December 15, 2002 at 3% per annum until December 15, 2005, and thereafter interest shall increase 1% per annum up to a maximum interest rate of 6% per annum, payable semiannually in arrears on June 15 and December 15 of each year (an "Interest Payment Date"), commencing June 15, 2003. The interest payable on this Note on any Interest Payment Date will, subject to certain conditions set forth in the Conditions, be paid to the person (the "Registered Holder") in whose name this
Note is registered at the close of business 15 calendar days prior to the relevant interest payment date (the "Record Date") preceding such Interest Payment Date. Any payment of principal or interest not so punctually made or duly provided for will result in the payment of interest on the amount in default from the date of such default until the date of payment at a rate equal to 2% per annum in addition to the then applicable interest rate.

     The Argentine Negotiable Obligations Law No. 23,576, as amended, governs the requirements for the Notes to qualify as Obligaciones Negociables thereunder while such law, together with Argentine Law No. 19,550, as amended, and other applicable Argentine laws and regulations, govern the capacity and corporate authorizations of the Issuer to execute and deliver the Notes and the authorization of the CNV for the establishment of the Program and the offering of the Notes in Argentina. As to all other matters, this [Regulation S] [U.S.] Global Note shall be governed by, and construed in accordance with, the law of the State of New York, United States of America.

     This Note is not a deposit guaranteed pursuant to the deposit insurance system established by Argentine Law No. 24,485, as amended. This Note has no special or general priority right of payment in case of bankruptcy, liquidation or winding up of the Issuer, since the provisions of Section 49(d) and (e) of Argentine Law No. 21,526, as amended, are not applicable. In addition, this Note is not entitled to a lien on the assets of the Issuer ("Garantia Flotante" or "Especial", as defined under Argentine law) nor is it secured by any other means or guaranteed by any other financial institution.

     This [Regulation S] [U.S.] Global Note shall not be valid or obligatory for any purpose until the certificate of authentication hereon shall have been duly authenticated by or on behalf of the Trustee.

     IN WITNESS WHEREOF, BANCO RIO DE LA PLATA S.A. has caused this [Regulation S] [U.S.] Global Note to be duly executed by manual or facsimile signature.

Dated as of:      _____



                                           BANCO RIO DE LA PLATA S.A.


                                  By:
                                        ----------------------------------
                                  Name:
                                  Title:


                                  By:
                                        ----------------------------------
                                  Name:
                                  Title:

                          CERTIFICATE OF AUTHENTICATION

This is one of the [Regulation S] [U.S] Global Notes described in the within-mentioned Indenture:




                                           THE BANK OF NEW YORK
                                           as Trustee


                                           By:
                                               ---------------------------
                                                    Authorized Signatory

                                                                    EXHIBIT A-2
                                     FORM OF

                     CONTINGENT INTEREST COUPON CERTIFICATE

                                           CUSIP No.:
                                                     --------------------------
                                           ISIN No.
                                                   ----------------------------
                                           Issue Date:
                                                      -------------------------
                                           Notional Amount:  US$
                                                                ---------------

     THIS CONTINGENT INTEREST COUPON CERTIFICATE ("CICC") IS BEING ISSUED IN REGISTERED GLOBAL FORM BY BANCO RIO DE LA PLATA S.A. (THE "ISSUER") IN CONNECTION WITH THE ISSUANCE BY THE ISSUER OF UP TO US$237,500,000 OF ITS STEP-UP NOTES DUE DECEMBER 15, 2009 (THE "STEP-UP NOTES") ISSUED ON THE DATE HEREOF. THIS CICC IS BEING ISSUED IN ORIGINAL FORM UNDER AND PURSUANT TO THE INDENTURE DATED AS OF MAY 19, 2000 BY AND AMONG THE ISSUER, THE BANK OF NEW YORK, AS TRUSTEE, CO-REGISTRAR AND CO-PAYING AGENT AND BANQUE INTERNATIONALE A LUXEMBOURG S.A, AS PAYING AGENT AND TRANSFER AGENT AS AMENDED BY THE FIRST SUPPLEMENTAL INDENTURE THERETO DATED JANUARY 22, 2001 (THE "INDENTURE") AND THE PRICING SUPPLEMENT DATED THE DATE HEREOF ENTERED INTO IN CONNECTION WITH THE ISSUANCE OF THE ISSUER'S STEP-UP NOTES (THE "PRICING SUPPLEMENT"). AS THIS CICC IS BEING ISSUED IN CONJUNCTION WITH THE STEP-UP NOTES, THE PROVISIONS OF THE INDENTURE AND THE TERMS AND CONDITIONS OF THE STEP-UP NOTES SHALL GOVERN THIS CICC, EXCEPT AS SUPPLEMENTED BY THE PROVISIONS SET FORTH BELOW.

     UNLESS THIS CICC IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CICC ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. ("CEDE") OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE, HAS AN INTEREST HEREIN.

     THE TERMS OF THIS CICC SHALL BE AS SET FORTH IN THIS CICC, AS FOLLOWS:

     SECTION 1. DETACHABILITY. This CICC is being issued as part of the Step-Up Notes as additional contingent interest and will detach from the Step-Up Notes automatically following issuance without any action on the part of the holder hereof.

     SECTION 2. CONTINGENT RIGHT TO RECEIVE PAYMENTS. This CICC represents a contingent right of the holder hereof to receive from the Issuer a contingent cash payment (each, a "Contingent Payment") in U.S. dollars determined in accordance with this CICC. The Issuer's obligation under this CICC will not have any principal, fixed or certain amount and the claim of the holder of this CICC constitutes an unsecured unsubordinated contingent claim against the Issuer for amounts, if any, payable to the registered holders of this CICC as such amounts, if any, accrue under the terms of this CICC for each of the Issuer's fiscal years (each, a "Fiscal Year") commencing with the fiscal year ended December 31, 2003 and ending with the fiscal year ending December 31, 2009 (the "Covered Contingent Payment Period").

     SECTION 3. TERM. This CICC shall entitle the registered holder hereof to receive the Contingent Payment, if any, in respect of each of the Issuer's Fiscal Years 2003 through and including 2009 on the terms set forth below and the term of this CICC shall commence from the date hereof and expire on April 30, 2010, being the scheduled due date for any Contingent Payment payable, if at all, in respect of the Issuer's fiscal year ending December 31, 2009 (the "Termination Date"). By accepting this CICC, the registered holder hereby agrees that its entitlement for any Contingent Payment shall cease on the Termination Date unless the Issuer has not paid any Contingent Payment due hereunder, in which event this CICC shall not terminate until such time as the Issuer shall have made such payment in accordance with the requirements hereof and in no event shall any holder hereof be entitled to a Contingent Payment for any Fiscal Year that does not occur within the Covered Contingent Payment Period.

     SECTION 4. FACTOR FOR DETERMINING AMOUNT OF CONTINGENT PAYMENTS. This CICC is being issued in the notional amount set forth above (the "Notional Amount"), which is equal to the aggregate principal amount of the Step-Up Notes issued to the initial holder of this CICC. For purposes of determining the Contingent Payment from time to time due in respect of this CICC, the Notional Amount will be adjusted throughout the term of this CICC by a factor (each, a "Factor") for each Fiscal Year from and including 2003 through and including 2006 equal to 1.0, for 2007 equal to 0.750, for 2008 equal to 0.500 and for 2009 equal to 0.250, with the amount obtained by multiplying the Notional Amount by the Factor set forth above for each of the Fiscal Years 2003 through 2009 being referred to herein as the "Adjusted Notional Amount." The CICC will not entitle the holder thereof to payment of the Notional Amount or the Adjusted Notional Amount. Amounts due on or in respect of the CICCs will, however, be determined solely by applying the formula described herein to the Adjusted Notional Amount.

     SECTION 5. FORMULA FOR AMOUNT OF CONTINGENT PAYMENT. No payment for any Fiscal Year during the Covered Contingent Payment Period will be made unless, for the relevant Fiscal Year (i) the Issuer's shareholders' equity under Argentine generally accepted accounting principles applicable to financial institutions operating in Argentina ("Argentine Banking GAAP") as set forth in the Issuer's audited consolidated financial statements at the end of each Fiscal Year (excluding any contributions to the capital or equity of the Issuer by any person or entity made after the date of issuance of this CICC as adjusted to reflect inflation in accordance with Argentine Banking GAAP to the end of such calendar year and measured in U.S. dollars at the Exchange Rate (as defined below) on the last business day of the relevant Fiscal Year) exceeds US$500 million and (ii) the Return on Equity (as defined below), exceeds 8%. If the foregoing conditions (the "Initial Conditions") shall have been satisfied, the Issuer shall be obligated under this CICC to make a payment in respect hereof determined by multiplying the Adjusted Notional Amount of this CICC by a percentage amount (the "CICC Coupon"), which shall be equal to the lesser of:

     (i)  6%; or

     (ii) an amount, expressed as a percentage, equal to 25% of the amount obtained by taking ROE (as defined below) for the relevant Fiscal Year and subtracting 8% and multiplying the resulting percentage obtained therefrom by Net Worth (as defined below) and dividing the result by US$250,000,000.

     For purpose of the foregoing:

     (i) "Net Worth" means for any fiscal year the Issuer's shareholders' equity as reflected on the Issuer's annual consolidated audited financial statements prepared in accordance with Argentine Banking GAAP for such fiscal year as converted into US dollars based on the Exchange Rate on the last business day of the relevant Fiscal Year;

    (ii) "ROE" is an amount, expressed as a percentage of Net Worth, equal to Net Income for the prior Fiscal Year divided by Net Worth minus Net Income for such Fiscal Year;

   (iii) "Net Income" means for any Fiscal Year the amount of the Issuer's net income after taxes as reflected on the Issuer's audited consolidated financial statements prepared in accordance with Argentine Banking GAAP for such fiscal year as converted into U.S. dollars based on the Exchange Rate in effect for the last day of the relevant Fiscal Year;



    (iv) "Exchange Rate" means, for any date with respect to Argentine pesos to be converted into U.S. dollars, the rate for the purchase of U.S. dollars with Argentine pesos (or any other legal tender of Argentina for such date) determined in accordance with the "CME/EMTA ARS Industry Survey Rate" which is published on the Reuters Screen EMTA page, the EMTA website (www.emta.org) and/or the CME website (www.cme.com) by approximately 1:00 p.m. Buenos Aires time, on such date; provided, however, that in the event no such rate is quoted for such date, the Exchange Rate shall be determined by reference to the rate for the purchase of U.S. dollars with Argentine pesos (or any other legal tender of Argentina for such date) quoted by Reuters page "ARSIB-" at approximately 3:00 p.m., Buenos Aires time on such date; and

     (v) Pesos amounts used in calculating the CICC Coupon shall be converted into U.S. dollars by reference to the Exchange Rate on the last calendar day of the relevant Fiscal Year for which the calculation is to be made and shall be payable as provided above.

     SECTION 6. TIMING OF CONTINGENT PAYMENTS. No later than 30 days after the Issuer's audited consolidated financial statements are publicly released, the Issuer shall request and require its independent auditors to certify to the Trustee whether, and if so the amount of any Contingent Payment that the Issuer is required to make under this CICC for such Fiscal Year. Payments on this CICC, if any, will be determined annually following the delivery by the Issuer to the Trustee of the Issuer's audited consolidated financial statements for the prior Fiscal Year. Subject to the rules and requirements of the Central Bank of Argentina and other applicable authorities in Argentina having jurisdiction over the Issuer, the Issuer will endeavor to prepare and release its audited consolidated financial statements by March of each Fiscal Year between 2003 and 2009 during the Covered Contingent Payment Period and to make Contingent Payments, if any, based on the Formula, on or about April 30 of each year starting on April 30, 2004 (for the Contingent Payment, if any, in respect of 2003) through April 30, 2010 (with respect to the Contingent Payment, if any in respect of 2009) and in any event no later than 30 days after the Issuer publicly releases its audited consolidated financial statements (each, a "CICC Payment Date"). In the event that the Issuer changes its annual fiscal reporting period in the future so that it ends on a date other than December 31, the CICC Payment Date and calculations under the CICC will be adjusted to so that the calculation of the Contingent Payment and the Issuer shall make payment thereof no later than the number of days following the end of each fiscal year as is set forth above with respect to annual fiscal reporting periods ending on December 31.

     SECTION 7. ADDITIONAL AMOUNTS. - Except with respect to Argentine entities, all payments in respect of the CICCs, if any, will be made by the Issuer without withholding or deduction for, or on account of, any present or future taxes, duties, levies, withholdings or transfer amounts or other governmental charges of whatever nature in effect on the date of the Indenture or imposed or established in the future by or on behalf of Argentina or any political subdivision or authority thereof or therein having power to tax ("Argentine Taxes"), unless such withholding or deduction is required by law. In the event any such taxes or liabilities are so imposed or established, the Issuer will pay such Additional Amounts as may be necessary in order that the net amounts receivable by the Holders after any payment, withholding or deduction in respect of such tax or liability shall equal the respective amounts, if any, which would have been receivable in respect of the CICCs in the absence of such payment, withholding or deduction; except that no such Additional Amounts will be payable with respect to any payment on any CICC to, or to a third party on behalf of, a Holder for or on account of any such Argentine Taxes that have been imposed by reason of:

     (i) the Holder or beneficial owner of a CICC being a resident of Argentina or having some present connection with Argentina other than the mere holding of such CICC or the receipt of Contingent Payments, if any, in respect thereof; or

    (ii) the presentation by the Holder of a CICC for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such CICC (or payment on the last date of such period of 30 days); or

   (iii) any estate, asset, inheritance, gift, sales or transfer tax or any similar tax, assessment or governmental charge; or

    (iv) any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments on or in respect of any CICC; or

     (v) any Argentine taxes imposed by reason of a holder's failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such CICC requested by the Issuer at least 30 days prior to the applicable Payment Date if such compliance is required by statute or regulation of Argentina or of any political subdivision or taxing authority thereof as therein as a precondition to relief or exemption from such Argentine Taxes (and such Argentine Taxes would not have been imposed but for such failure to comply).

     Any reference in this CICC to payments or a Contingent Payment shall be deemed also to refer to any Additional Amounts which may be payable under the undertakings described in this paragraph.

     SECTION 8. OPTIONAL REDEMPTION FOR TAX REASONS BY THE ISSUER. If at any time after the date of the issuance of this CICC as a result of any change in, or amendment to, the laws or regulations of Argentina or of any political subdivision thereof, or of any authority therein having power to tax, or as a result of any change in the application, administration or official interpretation of such laws, regulations or rulings, including the holding of a court of competent jurisdiction, which change or amendment becomes effective after the date of issuance of this CICC, the Issuer becomes obligated to pay any additional amounts ("Additional Amounts") as provided or referred to under
Section 9 of Exhibit A to the Indenture and such obligation cannot be avoided by the Issuer taking reasonable measures available to it, then this CICC will be redeemable in whole but not in part at the option of the Issuer (without regard to any redemption of any of the Issuer's other indebtedness, including the Step-Up Notes) at a redemption price equal to 5% of the then prevailing Adjusted Notional Amount in effect at the time of the proposed redemption (the "Redemption Payment"). The Issuer shall provide written notice to the Trustee, on behalf of the holders from time to time of this CICC, of its determination to redeem the CICCs as aforesaid, specifying the proposed date of redemption and the applicable Redemption Payment. Notwithstanding anything herein to the contrary, no redemption shall be effective unless and until the Issuer shall have paid the applicable Redemption Payment and any unpaid Contingent Payments and Additional Amounts, if any, to the Trustee, on behalf of the holders of the CICCs.

     SECTION 9. MANNER OF MAKING PAYMENTS. The Issuer shall deposit with the Trustee the amount, if any, due as a Contingent Payment, if any, and any Additional Amounts, with respect to any fiscal year during the Covered Contingent Payment Period, no later than the business day prior to the relevant CICC Payment Date and the Trustee shall promptly pay such Contingent Payment, if any, as it receives from the Issuer to the holders of the CICCs on its books and records as of such date. The Issuer shall deposit with the Trustee any Redemption Payment in connection with any redemption of the CICCs.

     SECTION 10. CONDITIONS. The payment of any Contingent Payment and any Additional Amounts and Redemption Payment is subject to the following conditions: (i) in the case of any Contingent payment only, the Initial Conditions for the relevant Fiscal Year occurring during the Covered Contingent Payment Period shall have been satisfied and (ii) in the case of all payments required to be made by the Issuer hereunder, (A) the Issuer shall have funds lawfully available for it to make the Contingent Payment, if any and any Additional Amounts required pursuant to this CICC and (B) the payment of amounts required to be paid hereunder shall have been approved by all governmental and regulatory authorities having jurisdiction over the Issuer and shall otherwise be in compliance with all laws, rules, regulations, statutes, orders decrees or pronouncements of any governmental, administrative, regulatory or other authority having jurisdiction over the Issuer, including, without limitation, any of the rules and regulations of the Central Bank of Argentina relating to conversion of pesos into U.S. dollars necessary to make any payments required hereunder.

     SECTION 11. COVENANTS. Except as otherwise expressly provided in this CICC, the Issuer shall not be obligated to take any action or refrain from taking any action.

     SECTION 12. EVENTS OF DEFAULT. This CICC shall not contain any events of default giving rise to any obligation on the part of the Issuer to make any payment other than the payment, if any, of any Contingent Payment, Additional Amounts or Redemption Payment as expressly provided herein in the manner specified herein and in no event shall there be any acceleration of amounts that may be due and owing during the Covered Contingent Payment Period in respect of any Contingent Payment, Additional Amounts or Redemption Amount.

     SECTION 13. FORM, DENOMINATION AND REGISTRATION; TRANSFER AND EXCHANGE. The CICC are to be issued in global form as a coupon attached to the form of Global Step-Up Notes and will be issued only in registered form without coupons and in denominations of U.S.$1,000 or an integral multiple of $1,000 above such amount. The CICC will have a separate CUSIP, Common Code and ISIN that are different from that for the Step-Up Notes to which they are attached. No service charge will be made for registration of transfer or exchange upon surrender of any CICC at the office at the Trustee maintained for that purpose.

     The CICCs are issued pursuant to the Indenture and are subject to the provisions set forth under Sections 2 and 3 of the Pricing Supplement with respect to "Form, Denomination and Registration" and "Transfer and Exchange" with the same force and effect as the New Notes.

     SECTION 14. MODIFICATIONS, WAIVERS AND AMENDMENTS; MEETING OF HOLDERS

     (a) Meetings of holders of the CICC. The Trustee or the Bank shall, upon the request of the holders of at least 5.0% in Adjusted Notional Amount of the CICC, or the Bank or the Trustee at its discretion, may, call a meeting of all holders of CICC, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the CICC, if any, given or taken by the holders of the CICC, including the modification of any of these Conditions. The meetings will be held in Buenos Aires; provided, however, that the Bank or the Trustee may determine to hold any such meetings in the City of New York and/or London. In any case, meetings shall be held at such time and at such place in any such city as the Bank or the Trustee shall determine. Any resolution passed at a meeting convened in London or the City of New York shall be binding on all holders of the CICC (whether present or not at such meeting), only upon ratification by a meeting of such holders of the CICC held in Buenos Aires in accordance with the Negotiable Obligations Law. The Indenture contains provisions for holders of the CICC present or represented at meetings of holders of the CICC convened in London or the City of New York to appoint representatives at meetings of holders of the CICC in Buenos Aires. Subject as aforesaid, any resolution duly passed will be binding on all holders of the CICC (whether or not they were present at the meeting at which such resolution was passed). If a meeting is being held pursuant to a request of holders of the CICC, the agenda for the meeting shall be as determined in the request and such meeting shall be convened within 40 days from the date such request is received by the Trustee or the Bank, as the case may be. Notice of any meeting of holders of the CICC (which shall include the date, place and time of the meeting, the agenda therefor and the requirements to attend) shall be given not less than ten days nor more than 30 days prior to the date fixed for the meeting in the Official Gazette of Argentina and also in the manner provided above under "Notices" and any publication thereof shall be for five consecutive business days in each place of publication.

     (b) Modification and Waiver. Decisions shall be made by the affirmative vote of the holders of 66 2/3 in aggregate adjusted notional amount of the CICC, present or represented at a meeting of such holders of the CICC at which a quorum is present; provided, however, that the unanimous consent or the unanimous affirmative vote of the holders of the CICC shall be required to adopt a valid decision on: (i) changing the stated date or amount of any payment due on any CICC; (ii) reducing or canceling any amount (including Additional Amounts) payable with respect to any CICC, if any; or
(iii) altering the currency of payment of any amount due under the CICC, the consent of the holders of the CICC of which is required for the adoption of a resolution or the quorum required at any meeting of holders of the CICC at which a resolution is adopted or the percentage in Adjusted Notional Amount of CICC, the holders of which are entitled to request the calling of a holders' of the CICC meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing 60.0% in Adjusted Notional Amount of the CICC at the time outstanding; provided, however, that at any such reconvened meeting adjourned for lack of the requisite quorum, the quorum will be persons holding or representing 30.0% in Adjusted Notional Amount of the CICC. Except as provided above, any modifications, amendments or waivers to the terms and conditions of the CICC will be conclusive and binding on all holders of the CICC, whether or not they have given such consent or were present at any meeting, and whether or not notation of such modifications, amendments or waivers is made upon the CICC if duly passed at a meeting convened and held in accordance with the provisions of the Negotiable Obligations Law.

     For purposes of any meeting of the Holders, each US$1.00 (or its equivalent in the Specified Currency) of Adjusted Notional Amount of the CICC will entitle the holder thereof to one vote. Any CICC known to a Responsible Officer of the Trustee to be held for the account of the Bank or any person directly or indirectly controlling or controlled by or under common control with the Bank will not be considered outstanding and such holder(s) will not participate in taking any actions under the terms of the CICC.

     SECTION 15. MISCELLANEOUS.

     This CICC, which is being issued under and pursuant to the Indenture and the Pricing Supplement, sets forth all of the terms of the CICC and the entire agreements of the Issuer in respect of this CICC.

     The Argentine Negotiable Obligations Law No. 23,576, as amended, governs the requirements for the Notes, including the CICCs which will be issued as a coupon of the Step-Up Notes, to qualify as Obligaciones Negociables thereunder while such law, together with Argentine Law No. 19,550, as amended, and other applicable Argentine laws and regulations, govern the capacity and corporate authorizations of the Issuer to execute and deliver the Notes, including the CICCs, and the authorization of the CNV for the establishment of the public offering of the Notes and the CICCs in Argentina. As to all other matters, the Notes, including whether or not the Notes remain outstanding, and the CICCs, are governed by, and shall be issued in accordance with, the laws of the State of New York, United States of America.

     The Issuer has submitted to the jurisdiction of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and any appellate court from either thereof for purposes of any legal suit, action or proceeding against it arising out of or related to the Indenture, the Exchange Agency Agreement or the Notes, including the CICCs. The Issuer has appointed CT Corporation System, with offices at 111 Eight Avenue, New York, New York 10011, as our authorized agent upon which process may be served in any such suit, action or proceeding.

     IN WITNESS WHEREOF, BANCO RIO DE LA PLATA S.A. has caused this CICC to be duly executed by manual or facsimile signature.

Dated as of:      _____

                                       BANCO RIO DE LA PLATA S.A.



                                  By:
                                     -----------------------------
                                  Name:
                                  Title:


                                  By:
                                     -----------------------------
                                  Name:
                                  Title:

                          CERTIFICATE OF AUTHENTICATION



                                THE BANK OF NEW YORK
                                as Trustee


                                By:
                                   -----------------------------
                                   Authorized Signatory

                                                                       EXHIBIT B

                 FORM OF FLOATING RATE MANDATORILY EXCHANGEABLE
                        [REGULATION S] [U.S.] GLOBAL NOTE

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. ("CEDE") OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE, EXCEPT THAT TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE MAY BE MADE IN ACCORDANCE WITH SECTION 3 OF THE PRICING SUPPLEMENT REFERRED TO IN THIS GLOBAL NOTE.

THIS NOTE IS NOT ENTITLED TO A LIEN ON THE ASSETS OF THE ISSUER ("GARANTIA FLOTANTE" OR "ESPECIAL", AS DEFINED UNDER ARGENTINE LAW) NOR IS IT SECURED BY ANY OTHER MEANS OR GUARANTEED BY ANY OTHER FINANCIAL INSTITUTION. FURTHERMORE, THIS NOTE HAS NO SPECIAL OR GENERAL PRIORITY RIGHT OF PAYMENT IN CASE OF THE BANKRUPTCY, LIQUIDATION OR WINDING UP OF THE ISSUER, SINCE THE PROVISIONS OF
SECTION 49(D) AND (E) OF ARGENTINE LAW NO. 21,526, AS AMENDED, ARE NOT
APPLICABLE.

CUSIP No.[________]
ISIN No. [________]


                           BANCO RIO DE LA PLATA S.A.,

a bank with limited liability located in the city of Buenos Aires, Argentina, incorporated under the laws of the Republic of Argentina on June 20, 1908, with a term of duration expiring on July 31, 2008 and registered with the Public Registry of Commerce on May 14, 1968 under number 1215, Page (folio) 64, Book 66, Volume A of National By-laws, having its domicile at Bartolome Mitre 480,
(1036) Buenos Aires, Argentina.

                 US$ 1,000,000,000 EURO MEDIUM TERM NOTE PROGRAM

                        [REGULATION S] [U.S.] GLOBAL NOTE

Representing:

Series Title:           Floating Rate Mandatorily Exchangeable Notes due
                        August 3, 2012
Principal Amount:       US$______
Issue Price:            100% of Principal Amount
Interest Rate:          Floating rate basis determined by applying to the
                        minimum denomination (US$100) the rate applicable to
                        U.S. dollar deposits for a six month term based on
                        LIBOR, with the adjusted rate for the interest period
                        ending February 3, 2003 being 1.860% per annum as set
                        forth in the applicable Pricing Supplement
Issue Date:             [_____]
Maturity Date:          August 3, 2012

     BANCO RIO DE LA PLATA S.A. (the "Issuer") for value received, hereby promises to pay to CEDE & CO., as nominee for The Depository Trust Company or its registered assigns, upon surrender hereof on the date or dates specified in the Conditions (as defined below), unless earlier redeemed in accordance with the terms hereof, the principal amount of this [Regulation S] [U.S.] Global Note stated above, and to pay interest, if any, in arrears on the outstanding principal amount of this [Regulation S] [U.S.] Global Note at the rate and on the dates specified below and in the applicable Pricing Supplement, dated ___, 2002, relating to the Notes (the "Pricing Supplement") attached hereto.

     This [Regulation S] [U.S.] Global Note is issued under an existing medium-term note program registered with the Comision Nacional de Valores ("CNV") in Argentina pursuant to the Certificate No. 263 dated March 27, 2000 (the "Program") and pursuant to an indenture dated as of May 19, 2000 as amended by the First Supplemental Indenture, dated January 22, 2001 (the "Indenture) among the Issuer, The Bank of New York, as trustee, co-registrar and co-paying agent and Banque Internationale a Luxembourg S.A., as paying agent and transfer agent, along with the terms and conditions of this Note in the Indenture (the "Conditions"), as supplemented or amended by the Pricing Supplement. The Conditions are incorporated herein by reference and shall be a part of this [Regulation S] [U.S.] Global Note as though set forth in full herein. Terms not otherwise defined herein shall have the meanings ascribed thereto in the Indenture and the Conditions unless the context otherwise requires. In the event of any conflict between the provisions stated herein and the terms and conditions set forth in the attached Pricing Supplement, the terms and conditions in the Pricing Supplement will prevail.

     Interest in respect of this Note, if any, shall commence on August 5, 2002 on a floating rate basis which will be determined by applying to the minimum denomination (US$100) the interest rate applicable to U.S. dollar deposits for a six month term in the London Interbank Market ("LIBOR") at 11:00 a.m. London time on the second business day next preceding the commencement of each semiannual interest period and adjusted to a calendar year of 365 or 366 days, as applicable, with the adjusted interest rate for the first interest period ending February 3, 2003 being 1.860% per annum (an "Interest Payment Date"). The interest is calculated as from and including the first day of interest accrual up to and excluding the last day of the relevant interest period. In case an Interest Payment Date shall occur on a day that is not a business day in Buenos Aires, Argentina, New York or London, payment of interest shall be made on the next business day, provided that, in such case, the interest shall be calculated until effective payment of interest is made. The next interest period shall commence on such effective Interest Payment Date. Interest will be calculated on the basis of a year of 365 or 366 days, as applicable, and the number of days actually elapsed. The LIBOR interest due at any time in respect of the Notes will be determined by The Bank of New York, as the calculation agent.

     The Argentine Negotiable Obligations Law No. 23,576, as amended, governs the requirements for the Notes to qualify as Obligaciones Negociables thereunder while such law, together with Argentine Law No. 19,550, as amended, and other applicable Argentine laws and regulations, govern the capacity and corporate authorizations of the Issuer to execute and deliver the Notes and the authorization of the CNV for the establishment of the Program and the offering of the Notes in Argentina. As to all other matters, this [Regulation S] [U.S.] Global Note shall be governed by, and construed in accordance with, the law of the State of New York, United States of America.

     This Note is not a deposit guaranteed pursuant to the deposit insurance system established by Argentine Law No. 24,485, as amended. This Note has no special or general priority right of payment in case of bankruptcy, liquidation or winding up of the Issuer, since the provisions of Section 49(d) and (e) of Argentine Law No. 21,526, as amended, are not applicable. In addition, this Note is not entitled to a lien on the assets of the Issuer ("Garantia Flotante" or "Especial", as defined under Argentine law) nor is it secured by any other means or guaranteed by any other financial institution.

     This [Regulation S] [U.S.] Global Note shall not be valid or obligatory for any purpose until the certificate of authentication herein shall have been duly authenticated by or on behalf of the Trustee.

     IN WITNESS WHEREOF, BANCO RIO DE LA PLATA S.A. has caused this [Regulation S] [U.S.] Global Note to be duly executed by manual or facsimile signature.

Dated as of:  _____

                                           BANCO RIO DE LA PLATA S.A.


                                  By:
                                     -----------------------------
                                  Name:
                                  Title:


                                  By:
                                     -----------------------------
                                  Name:
                                  Title:

                          CERTIFICATE OF AUTHENTICATION

This is one of the [Regulation S] [U.S.] Global Notes described in the within-mentioned Indenture:




                                       THE BANK OF NEW YORK
                                       as Trustee


                                       By:
                                          -----------------------------
                                                Authorized Signatory